Exhibit 99

For Release October 21, 2009	Contact:
4:01 pm	Richard F. Latour
President and CEO
Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
THIRD QUARTER 2009 RESULTS
Woburn, MA — October 21, 2009 — MicroFinancial Incorporated (NASDAQ: MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the third quarter and the nine months ended September 30, 2009.
Quarterly Highlights:
•	Cash received from customers increased by 27% to $19.5 million, or $1.36 per diluted share, with net cash from operations increasing by 32% to $14.8 million, or $1.03 per diluted share, as compared to the same period last year.

•	Total revenues increased by 19% to $12.0 million as compared to the same period last year

•	Net income for the quarter was $1.2 million or $0.09 per diluted share

•	Leverage continues to be conservative at 0.85 times total liabilities to stockholder equity

•	Lease originations increased by 29% to over $20 million as compared to the same period last year.
Third Quarter Results:
Net income for the third quarter ended September 30, 2009 was $1.2 million or $0.09 per diluted share based upon 14,328,613 shares, compared to net income of $1.6 million, or $0.11 per diluted share based upon 14,179,080 shares for the same period last year.
Revenue for the third quarter of 2009 increased 18.7% to $12.0 million compared to $10.1 million in the third quarter of 2008 driven by growth in lease revenues for the quarter which were slightly offset by expected declines in rental and service contracts income. Revenue from leases was $7.6 million, up $1.6 million from the same period last year and rental income was $2.1 million, down $0.2 million from September 30, 2008. Other revenue components contributed $2.3 million for the current quarter, up $0.5 million from the same period last year.
Total operating expenses for the current quarter increased 31.3% to $10.0 million from $7.6 million in the third quarter of 2008. The third quarter 2009 provision for credit losses increased by $1.7 million to $5.4 million compared to the third quarter of 2008 due to an increase in receivables due in installments, higher delinquencies and higher charge-off levels. Third quarter net charge-offs increased to $5.1 million from $2.9 million in the comparable period of 2008.

Selling, General and Administrative expenses increased $0.1 million to $3.4 million from $3.3 million as compared to the third quarter of last year primarily due to increases in employee related expenses associated with increased headcount. Headcount as of September 30, 2009 was 101 as compared to 94 at the same period in 2008. Depreciation and amortization expense increased by $0.2 million to $0.4 million for the quarter, due to an increase in the number of rental contracts being depreciated. Interest expense increased $0.4 million to $0.8 million as a result of an increase in borrowings under our revolving line of credit.
Cash received from customers in the third quarter increased 27.1% to $19.5 million compared to $15.3 million during the same period in 2008. New originations in the quarter increased by 29.0% to $20.7 million for the third quarter of 2009 as compared to the third quarter 2008.
Richard Latour, President and Chief Executive Officer said, “The current economic environment continues to present many challenges to the financial services industry. In order to manage through these difficult times, we will continue to focus our efforts on maintaining a disciplined credit approach, ensuring we have ample liquidity under our line of credit, and providing premium customer service to our dealer base. With this approach we have increased our total cash received from customers and our new lease originations while at the same time we have continued to grow our portfolio with a conservative leverage ratio. During the third quarter of 2009, we processed over 13,800 applications and approved an additional 304 vendors bringing the total vendor count to approximately 4,500.”
Year to Date Results:
For the nine months ended September 30, 2009, net income was $2.8 million versus net income of $5.0 million for the same period last year. Net income per diluted share year to date was $0.20 based on 14,242,420 shares versus $0.35 based on 14,174,576 shares for the same period in 2008.
Year to date revenues for the nine months ended September 30, 2009 increased 17.2% to $34.0 million compared to $29.0 million during the same period in 2008. Revenue from leases was $21.5 million, up $5.0 million from the same period last year and rental income was $6.5 million, down $1.1 million from September 30, 2008. Other revenue components contributed $6.0 million, up $1.2 million from the same period last year. New contract originations year to date September 30, 2009 were $57.4 million versus $51.4 million through the same period last year.
Total operating expenses for the nine months ended September 30, 2009 increased 38.0% to $29.4 million versus $21.3 million for the same period last year. The provision for credit losses increased to $15.9 million for the nine months ended September 30, 2009, as compared to $10.2 million for the same period last year due to an increase in receivables due in installments, higher delinquencies and higher charge-off levels. Year to date net charge-offs increased to $13.7 million as compared to $5.5 million for the same period last year. Selling, General and Administrative expenses increased $0.7 million to $10.4 million primarily due to increases in employee related expenses associated with increased headcount. Interest expense increased by

$1.2 million to $1.9 million as a result of higher outstanding debt balances on our line of credit. Year to date cash from customers increased 28.4% to $55.4 million as compared to $43.2 million for the same period last year.

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)
(Unaudited)
ASSETS

	September 30,	December 31,
	2009	2008

Cash and cash equivalents	$540	$5,047
Restricted cash	722	528
Net investment in leases:
Receivables due in installments	169,934	142,881
Estimated residual value	18,216	15,257
Initial direct costs	1,472	1,211
Less:
Advance lease payments and deposits	(2,028)	(982)
Unearned income	(55,071)	(49,384)
Allowance for credit losses	(13,876)	(11,722)

Net investment in leases	118,647	97,261
Investment in service contracts, net	0	32
Investment in rental contracts, net	448	240
Property and equipment, net	695	759
Other assets	1,009	983

Total assets	$122,061	$104,850

LIABILITIES AND STOCKHOLDERS’ EQUITY

	September 30,	December 31,
	2009	2008

Revolving Line of Credit	$47,207	$33,325
Capital lease obligation	109	125
Accounts payable	2,067	1,648
Dividends payable	—	702
Other liabilities	1,797	1,308
Income taxes payable	753	8
Deferred income taxes	3,995	3,396

Total liabilities	55,928	40,512

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at September 30, 2009 and December 31, 2008	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,173,076 and 14,038,257 shares issued at September 30, 2009 and December 31, 2008, respectively	142	140
Additional paid-in capital	46,170	45,774
Retained earnings	19,821	18,424

Total stockholders’ equity	66,133	64,338

Total liabilities and stockholders’ equity	$122,061	$104,850

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues:
Income on financing leases	$7,635	$6,030	$21,522	$16,566
Rental income	2,124	2,330	6,471	7,566
Income on service contracts	162	221	526	720
Loss and damage waiver fees	1,048	849	3,052	2,305
Service fees and other	1,001	632	2,371	1,712
Interest income	0	23	14	110

Total revenues	11,970	10,085	33,956	28,979

Expenses:
Selling, general and administrative	3,349	3,260	10,413	9,697
Provision for credit losses	5,437	3,782	15,883	10,199
Depreciation and amortization	440	245	1,158	705
Interest	751	310	1,928	696

Total expenses	9,977	7,597	29,382	21,297

Income before provision for income taxes	1,993	2,488	4,574	7,682
Provision for income taxes	767	905	1,761	2,670

Net income	$1,226	$1,583	$2,813	$5,012

Net income per common share:
Basic	$0.09	$0.11	$0.20	$0.36

Diluted	$0.09	$0.11	$0.20	$0.35

Weighted-average shares:
Basic	14,170,079	14,016,167	14,138,374	13,992,951

Diluted	14,328,613	14,179,080	14,242,420	14,174,576

About The Company
MicroFinancial Inc. (NASDAQ: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Woburn, Massachusetts.
Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.